Exhibit 10.46
THIRD AMENDMENT TO THE LOAN AND SECURITY AGREEMENT
     THIS THIRD AMENDMENT dated as of August 7, 2009 (this “Amendment”) among DIGITAL RECORDERS, INC., a North Carolina corporation (“Digital”), TWINVISION OF NORTH AMERICA, INC., a North Carolina corporation (“TwinVision” and, together with Digital, the “Borrowers”), DRI CORPORATION, a North Carolina corporation (“Guarantor” and, together with the Borrowers, the “Loan Parties”), and BHC INTERIM FUNDING III, L.P., a Delaware limited partnership (“Lender”), to that certain Loan and Security Agreement dated as of June 30, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) among the Loan Parties and Lender. Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.
     WHEREAS, in connection with the Loan Agreement, Mobitec AB granted a pledge in favor of the Lender of all of its right, title and interest in 180,000 quotas of Mobitec Brasil Ltda, representing 50% of the issued and outstanding quotas of Mobitec Brasil Ltda. (the “Pledged Quotas”) under that certain Quota Pledge Agreement, dated as of August 18, 2008 (the “Brazil Pledge”);
     WHEREAS, as of the date hereof, Mobitec AB has conveyed the Pledged Quotas to Mobitec Par;
     WHEREAS, the Loan Parties have advised the Lender that pursuant to a Quota Purchase Agreement dated on or about July 22, 2009, Mobitec Empreendimentos e Participações Ltda., a wholly owned subsidiary of Mobitec AB, will acquire the remaining 50% of the equity interest (the “Demore Shares”) currently held by Roberto Juventino Demore and Lorena Giusti Demore in Mobitec Brasil Ltda. as described in that certain Memorandum from Barbosa, Mussnich & Aragao, dated as of July 14, 2009 (the “Memorandum”), attached hereto as Exhibit A;
     WHEREAS, according to the Memorandum, certain transactions (the “Transactions”) have and will take place in order to effect the purchase of the Demore Shares by Mobitec Empreendimentos e Participações Ltda and the conveyance of the Pledged Quotas by Mobitec AB to Mobitec Par.
     WHEREAS, in connection with the Transactions, the Loan Parties have requested that the Lender agree to modify certain terms of the Loan Agreement, and the Lender is willing to do so, on the terms and subject to the satisfaction of the conditions contained herein.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Parties and Lender hereby agree as follows:
     Section One. Amendment to Loan Agreement. Effective upon satisfaction of the conditions precedent set forth in Section Three hereof, the Loan Agreement is hereby amended as follows:
     (a) Section 1.3. Definitions. Section 1.3 of the Loan Agreement is hereby amended

          (i) by adding the following new defined terms in their appropriate alphabetical order:
     “Demore Shares” means 50% of the issued and outstanding quotas held prior to the completion of the Transactions, by Roberto Juventino Demore and Lorena Giusti Demore in Mobitec Brazil.
     “DRI Europa German Pledge” means that certain Share Pledge Agreement, dated as of August 22, 2008, made by DRI Europa in favor of Lender, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.
     “DRI Europa Swedish Pledge” means that certain Pledge Agreement, dated as of August 19, 2008, made by DRI Europa in favor of Lender, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time
     “DRI Pledge” means that certain Stock Pledge Agreement, dated as of June 30, 2008, made by Parent in favor of Lender, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.
     “Memorandum” that certain Memorandum from Barbosa, Mussnich & Aragao, dated as of July 14, 2009.
     “Mobitec AB Shares” means the 1,944,825 quotas of Mobitec Brazil, representing 50% of the issued and outstanding quotas of Mobitec Brazil owned by Mobitec AB prior to the completion of the Transactions.
     “Mobitec Par” means Mobitec Empreendimentos e Participações Ltda., a limited liability company organized under the laws of Brazil.
     “Mobitec Par Pledge” means that certain Quota Pledge Agreement, dated as of July 22, 2009, made by Mobitec Par in favor of Lender, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.
     “Mobitec AB Pledge” means that certain Quota Pledge Agreement, dated as of August 19, 2008, made by Mobitec AB in favor of Lender, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.
     “Quota Purchase Agreement” means that certain Quota Purchase Agreement dated on or about July 22, 2009, among Mobitec AB, Roberto Juventino Demore and Lorena Giusti Demore, relating to the purchase by Mobitec Par of the Demore Shares, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.

     “Third Amendment” means that certain Third Amendment to the Loan and Security Agreement, dated as of August 7, 2009, among the Loan Parties and the Lender, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.
     “Third Amendment Effective Date” has the meaning set forth in the Third Amendment.
     “Transactions” means those certain transactions described in the Memorandum and Quota Purchase Agreement, including, but not limited to, the contribution by Mobitec AB of the Mobitec AB Shares to Mobitec Par, the purchase of the Demore Shares by Mobitec Par and the merger of Mobitec Par with and into Mobitec Brazil.
          (ii) deleting the defined terms “Change of Control”, “Pledgor” and “Pledge Agreement” and inserting the following in lieu thereof:
     “Change of Control” means any of the following: (a) the failure of David Turney to remain actively engaged in the management of Borrowers or Parent and to hold the positions held on the Closing Date, including as an officer and director; (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), shall have acquired beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in Parent’s Capital Stock, (b) the Board of Parent shall cease to consist of a majority of Continuing Directors, (c) other than as permitted by Section 6.5, any merger or consolidation of or with any Loan Party or sale of all or substantially all of the property or assets of any Loan Party or (d) Parent ceases to own (i) 100% of the Capital Stock of either Borrower, (ii) directly or indirectly, 100% of any Foreign Subsidiary (other than Cast Master Mobitec), or (iii) at least 51% of Cast Master Mobitec.
     “Pledgor” means, collectively, Parent, DRI Europa, Mobitec AB, Mobitec Par and each other Person who shall from time to time hereafter become a party to the Pledge Agreement, and shall extend to all heirs, estates, successors and permitted assigns (in each case as applicable) of each such Person.
     “Pledge Agreement” means that certain DRI Europa German Pledge, DRI Europa Swedish Pledge, DRI Pledge, Mobitec Par Pledge, Mobitec AB Pledge, and any other collateral pledge agreement executed by the Pledgor in favor of Lender, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.
     (b) Section 6.1. Indebtedness and Liabilities. Section 6.1 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:
     Indebtedness and Liabilities. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly create, incur,

assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (i) the Indebtedness to Lender; (ii) (A) Indebtedness incurred for Capital Expenditures permitted under Section 6.18(E) hereof and (B) Indebtedness represented by the promissory note permitted by Section 6.18(A)(i).; (iii) Indebtedness under the Senior Lien Financing Documents; (iv) Indebtedness which consists of loans permitted by Section 6.16(b) or (c), (v) Indebtedness set forth on Schedule 4.4 and any refinancing, refunding or extension thereof, provided that in connection with any such refinancing, refunding or extension: (x) the aggregate principal amount of such Indebtedness is not increased, (y) the scheduled maturity date of such Indebtedness is not shortened, and (z) the covenants or defaults are not materially more restrictive or more onerous than analogous provisions in the documentation of such Indebtedness as in effect on the date hereof; (vi) Indebtedness consisting of loans by any Foreign Subsidiary of Parent to any Loan Party, so long as such Indebtedness is subordinated to the Obligations on a basis satisfactory to Lender; (vii) trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which are being Properly Contested; (viii) Subordinated Debt (including any subordinated shareholder debt) to which Lender has consented and which is subject to a subordination agreement in favor of and acceptable to Lender all in accordance with the requirements of the definition of Subordinated Debt; (ix) any Indebtedness consisting of guaranty obligations permitted by Section 6.2; (x) unsecured or, to the extent Senior Lien Lender is the counterparty, secured Indebtedness of Loan Parties under any Hedging Agreements, but only to the extent any such Hedging Agreements are entered into by Loan Parties to protect against the risks of interest rate fluctuations affecting Indebtedness permitted hereunder or to protect against the risks of currency or commodity fluctuations in connection with the ordinary business operations of Loan Parties in the ordinary course of their respective businesses and not for speculative or investment purposes; and (xi) Indebtedness incurred in connection with the issuance of letters of credit, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the normal course of business.
     (c) Section 6.2. Guaranties. Section 6.2 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:
     Guaranties. No Loan Party shall, nor shall it permit any Subsidiary to, become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lender) except (a) as set forth on Schedule 6.2, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), (c) the endorsement of checks in the Ordinary Course of Business, and (d) guarantees in an aggregate amount not to exceed 2,000,000 Brazilian Reais made by Mobitec Brazil or Mobitec Par for the purposes of asset-based working capital and capital lease financing of Mobitec Brazil.
     (d) Section 6.4. Restricted Payments. Section 6.4 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:
     Restricted Payments. No Loan Party shall, nor shall it permit any Subsidiary to, declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock and, with respect to preferred stock, dividends that are capitalized, compounded and added to the preference amount of the preferred stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common stock or preferred stock, or of any options to purchase or acquire any such shares of common stock or preferred stock of any Loan Party; provided that (A) Borrowers shall be permitted to make dividends or distributions to Parent, to enable Parent to pay (i) professional fees, franchise and other taxes and other Ordinary Course of Business operating expenses incurred by Parent and (ii) up to $150,000 in the aggregate in any Fiscal Year of dividends or distributions with respect to Parent’s preferred stock, so long as after giving effect to the payment of such dividend or distribution the Borrowers have at least $750,000 of undrawn availability (as defined in the Senior Lien Financing Documents); provided, however, that after giving effect to the payment of such dividends or distributions there shall not exist any Default or Event of Default, and (B) Mobitec Par shall be permitted to purchase the Demore Shares as part of the Transactions and as set forth in the Quota Purchase Agreement.
     (e) Section 6.5. Restriction on Fundamental Changes. Section 6.5 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:
     Restriction on Fundamental Changes. No Loan Party shall, nor shall it permit any Subsidiary to, enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Capital Stock of any Person or permit any other Person to consolidate with or merge with it; provided that the Borrowers shall be permitted to merge or consolidate into each other; and provided, further, that in order to consummate the Transactions (A) Mobitec AB shall be permitted to (i) acquire Mobitec Par for the purpose of acquiring the Demore Shares, and (ii) contribute the Mobitec AB Shares to Mobitec Par and (B) Mobitec Par shall be permitted to merge with and into Mobitec Brazil, so long as Mobitec Brazil is the successor company to such merger.
     (f) Section 6.14. Organizational Documents. Section 6.14 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:
     Organizational Documents. No Loan Party shall, nor shall it permit any Subsidiary to, amend, modify or waive any term or material provision of its Organization Documents or any certificate of designation unless required by law; provided, that, in order to consummate the Transactions, (i) Mobitec Brazil may change its Organizational Documents in connection with the contribution of the Mobitec AB Shares to Mobitec Par and related changes to the Mobitec AB Pledge, and (ii) each of Mobitec Brazil and Mobitec Par may change its Organizational Documents solely in connection with the merger of Mobitec Par with and into Mobitec Brazil, so long as Mobitec Brazil is the successor company to such merger.
     (g) Section 6.16. Advances, Loans or Investments. Section 6.16 of the Loan Agreement is deleted in its entirety and the following is inserted in lieu thereof:
     Advances, Loans or Investments. No Loan Party shall, nor shall it permit any Subsidiary to (i) purchase or acquire obligations or Capital Stock of, or any other interest in, any Person, except for those Permitted Investments listed on Schedule 6.16 and as otherwise expressly permitted hereunder, including but not limited to, (y) the purchase by Mobitec Par of the Capital Stock of Mobitec Brazil as contemplated by the Quota Purchase Agreement, and (z) the contribution by Mobitec AB of the Capital Stock held by Mobitec AB in Mobitec Brazil to Mobitec Par, in each case, in connection with the consummation of the Transactions; or (ii) make advances, loans or extensions of credit to any Person, including any Subsidiary or Affiliate, except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) the Mobitec Loan, (c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, loans by any Loan Party to another Loan Party (other than Parent) and (d) loans or extensions of credit by the Borrowers or Parent to Foreign Subsidiaries of Parent (inclusive of (i) amounts utilized for the Mobitec AB Loan Repayment and (ii) any and all expenses incurred by a Loan Party and allocated to the Foreign Subsidiaries of Parent for purposes of calculating the net income of the Loan Parties on a consolidated basis, unless such Loan Party has been reimbursed in cash for such allocated expenses), so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) Borrowers have at least $750,000 of Undrawn Availability (as defined in the Senior Lien Financing Documents) after giving effect to such loan or extension of credit and (z) the aggregate amount of such loans and extensions of credit by Borrowers to Foreign Subsidiaries do not exceed $1,000,000 in the aggregate at any time outstanding.
     (h) Section 6.18(A). Aggregate Indebtedness. Section 6.18(A) of the Loan Agreement is hereby amended by deleting “$1,500,000” from clause (i) of the second proviso, and inserting in lieu thereof “$1,950,000”.
     Section Two. Representations and Warranties. To induce Lender to enter into this Amendment, the Loan Parties hereby warrant and represent to Lender as follows:
     (a) all of the representations and warranties contained in the Loan Agreement and each other Loan Document to which the Loan Parties are a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except for such representations and warranties which, by their terms, are expressly made only as of a previous date;
     (b) the execution, delivery and performance of this Amendment by each of the Loan Parties is within their corporate powers, has been duly authorized by all necessary corporate action on their part, and each of the Loan Parties has received all necessary consents and approvals (if any are required) for the execution and delivery of this Amendment;
     (c) the Organizational Documents of Borrowers and Guarantor previously delivered to Lender by the Loan Parties have not been amended or modified in any respect as of the date hereof;
     (d) upon execution of this Amendment, the Loan Agreement as amended by this Amendment shall constitute the legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with their terms as so amended, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity;
     (e) except as set forth herein or as the Loan Parties or their representatives shall have notified Lender of in writing, none of the Loan Parties are in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which they are a party or by which they may be bound which could have a Material Adverse Effect. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any of the Loan Parties, (ii) cause a violation by any of the Loan Parties of any order or decree of any court or government instrumentality applicable to them, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any of the Loan Parties is a party or by which they may be bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any property of any of the Loan Parties, except in favor of Lender, to secure the Obligations.
     (f) no Default or Event of Default has occurred and is continuing; and
     (g) since the date of the Loan Parties’ most recent financial statements delivered to Lender, no change or event has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.
     Section Three. Conditions Precedent. This Amendment shall become effective (the “Third Amendment Effective Date”) upon the satisfaction of the following conditions precedent:
     (a) Lender shall have received this Amendment, in form and substance satisfactory to Lender, duly executed by the Loan Parties;
     (b) Lender shall have received the Quota Purchase Agreement, duly executed by the parties thereto;
     (c) Lender shall have received the first amendment to the Mobitec AB Pledge, in form and substance satisfactory to Lender, duly executed by the parties thereto and registered with all necessary Governmental Authorities;
     (d) Lender shall have received the Mobitec Par Pledge, in form and substance satisfactory to Lender, duly executed by the parties thereto and registered with all necessary Governmental Authorities;
     (e) no Default or Event of Default shall have occurred be continuing, and no event or development which has had or is reasonably likely to have a Material Adverse Effect shall have occurred, in each case, since the date of the Loan Parties’ most recent financial statements delivered to Lender.
     Section Four. Release. The Loan Parties hereby acknowledge and agree that: (a) neither they nor any of their Affiliates have any claim or cause of action against Lender (or any of Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties under the Loan Agreement and the other Loan Documents. Notwithstanding the foregoing, Lender wishes (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Lender’s rights, interests, security and/or remedies under the Loan Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the Loan Parties (for themselves and their Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Lender and each of its Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent of fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Amendment, the Loan Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or Lender’s agreements contained therein, or the possession, use, operation or control of any of the assets of agreements contained therein, or the possession, use, operation or control of any of the assets of the Loan Parties, or the making of any advance, or the management of such advance or the Collateral.
     Section Five. General Provisions.
     (a) Except as herein expressly amended, each of the Loan Agreement and all of the other Loan Documents are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.
     (b) All references to the Loan Agreement in the Loan Agreement and each other Loan Document shall mean such Loan Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented and modified from time to time.
     (c) This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.
     (d) Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
     (e) THIS AMENDMENT AND ALL MATTERS RELATING HERETO AND ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     (f) EACH LOAN PARTY FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AMENDMENT. IF ANY LOAN PARTY OR ANY SUBSIDIARY PRESENTLY IS, OR IN THE FUTURE

BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, EACH LOAN PARTY FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PERSON AT SUCH PERSON’S ADDRESS AS SET FORTH IN SECTION 8.6 OF THE LOAN AGREEMENT OR AS MOST RECENTLY NOTIFIED BY SUCH PERSON IN WRITING PURSUANT TO SECTION 8.6 OF THE LOAN AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.
     (g) EACH LOAN PARTY FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT. EACH LOAN PARTY FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
     (h) This Amendment is a Loan Document.
     (i) Nothing contained in this Amendment shall operate as a waiver of any right, power, or remedy to which Lender may be entitled, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
     (j) This Amendment may be executed by the parties hereto in one or more counterparts, each of which when so executed shall be deemed an original; and such counterparts taken together shall constitute one and the same agreement. Any signatures delivered by a party by facsimile or electronic transmission shall be deemed an original signature hereto.
(This space intentionally left blank – signature page follows.)

     IN WITNESS WHEREOF, Loan Parties and Lender have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

LENDER:	BHC INTERIM FUNDING III, L.P.,

	By:	BHC Interim Funding Management III, L.P.,
its General Partner

	By:	BHC Investors III, L.L.C.,
its Managing Member

	By:	GHH Holdings III, L.L.C.

	By:	/s/ Gerald H. Houghton Name: Gerald H. Houghton
Title: Managing Member

BORROWERS:	DIGITAL RECORDERS, INC.

	By:	/s/ David L. Turney Name: David L. Turney
Title: CEO, President

TWINVISION OF NORTH AMERICA, INC.

	By:	/s/ David L. Turney Name: David L. Turney
Title: CEO, President

GUARANTOR:	DRI CORPORATION

	By:	/s/ David L. Turney Name: David L. Turney
Title: CEO, President
Signature Page to Third Amendment to Loan and Security Agreement

Consented to and Acknowledged by:

DRI EUROPA AKTIEBOLAG

By: Name:	/s/ David L. Turney David L. Turney
Title:	Chairman

MOBITEC AB

By: Name:	/s/ Stephen P. Slay Stephen P. Slay
Title:	Director
Acknowledgement to Third Amendment to Loan and Security Agreement